UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 10, 2011

HIGHER ONE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Science Park New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

(203) 776-7776

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01.	Other Events.

On March 7, 2011, Dean Hatton, Higher One Holdings, Inc.’s (the “Registrant” or the “Company”) Chief Executive Officer, adopted a stock trading plan intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “‘34 Act”) and the Registrant’s insider trading policy. The trading plan provides for the sale of shares of the Registrant’s common stock, issuable upon exercise of options granted on March 26, 2002. Mr. Hatton wishes to exercise these options prior to their expiration on March 26, 2012. Mr. Hatton will sell the shares acquired in the options exercise both to satisfy the substantial tax obligation that will arise upon exercise and as part of Mr. Hatton’s individual long-term strategy for asset diversification and liquidity. Under the plan, beginning after the Registrant intends on reporting first quarter 2011 earnings on May 3, 2011, a brokerage firm may periodically exercise Mr. Hatton’s stock options and sell the issued shares prior to the expiration of the plan and options on March 26, 2012.The maximum number of options that can be exercised and sold over the duration of the plan is 984,340.

On March 7, 2011, Mark Volchek, co-founder of the Registrant and current Chairman and Chief Financial Officer, adopted a stock trading plan intended to comply with Rule 10b5-1 of the ‘34 Act and the Registrant’s insider trading policy. The trading plan provides for the sale of shares owned by Mr. Volchek as part of his individual long-term strategy for asset diversification and liquidity. Under the plan, beginning after the Registrant intends on reporting first quarter 2011 earnings on May 3, 2011, a brokerage firm will be authorized to sell a certain number of shares on a monthly basis provided the stock is above a certain level. The plan expires on June 9, 2012. The maximum number of shares that can be sold over the allotted time is 600,000 shares.

On March 7, 2011, Miles Lasater, co-founder of the Registrant and current Chief Operations Officer, adopted a stock trading plan intended to comply with Rule 10b5-1 of the ‘34 Act and the Registrant’s insider trading policy. The trading plan provides for the sale of shares owned by Mr. Lasater as part of his individual long-term strategy for asset diversification and liquidity. Under the plan, beginning after the Registrant intends on reporting first quarter 2011 earnings on May 3, 2011, a brokerage firm will be authorized to sell a certain number of shares on a monthly basis provided the stock is above a certain level. The plan expires on April 30, 2013. The maximum number of shares that can be sold over the allotted time is 800,000 shares.

On March 7, 2011, Casey McGuane, the Registrant’s Chief Service Officer, adopted a stock trading plan intended to comply with Rule 10b5-1 of the ‘34 Act and the Registrant’s insider trading policy. The trading plan provides for the sale of shares of the Registrant’s common stock, issuable upon exercise of options granted on September 12, 2002, as part of Mr. McGuane’s individual long-term strategy for asset diversification and liquidity. Beginning after the Registrant intends on reporting first quarter 2011 earnings on May 3, 2011, a brokerage firm may periodically exercise Mr. McGuane’s stock options and sell the issued shares prior to the expiration of the plan and options on September 9, 2012. The maximum number of options that can be exercised and sold over the duration of the plan is 210,124.

On March 7, 2011, Rob Reach, the Registrant’s Chief Sales Officer, adopted a stock trading plan intended to comply with Rule 10b5-1 of the ‘34 Act and the Registrant’s insider trading policy. The trading plan provides for the sale of shares of the Registrant’s common stock, issuable upon exercise of options granted on various dates, as part of Mr. Reach’s individual long-term strategy for asset diversification and liquidity. Beginning after the Registrant intends on reporting first quarter 2011 earnings on May 3, 2011, a brokerage firm may periodically exercise Mr. Reach’s stock options and sell the issued shares prior to the expiration of the plan on May 9, 2013. The maximum number of options that can be exercised and sold over the duration of the plan is 170,000.

The total respective net worth of this group of individuals, which includes two original founders, is relatively concentrated in the Company’s shares, given the appreciation in stock value since each joined the company. Even if the maximum amount of shares or options were to be sold under each of the individual’s respective plans, each individual’s respective net worth would continue to be comprised primarily of equity in the company. The management team remains committed to the Company’s long-term success.

The foregoing trading plans are intended to comply with Rule 10b5-1 of the ‘34 Act and the Registrant’s insider trading policy. Trading under the foregoing plans is generally based on reaching certain pre-determined minimum price conditions. In some cases, the individual has also adopted a trading plan for shares held in a trust over which the individual has dispositive power. Rule 10b5-1 allows individuals who are not in possession of material, non-public information at the time the stock trading plan is adopted to establish prearranged written plans to buy or sell a specified number of shares of a company stock. The foregoing trading plans provide for sales spread out over a set period of time with the goal of minimizing any market impact from such stock sales. Pursuant to Registrant’s insider trading policy, trading plans must be adopted during an open trading window.

Transactions under the foregoing trading plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission, to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2011

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Mark Volchek Chief Financial Officer